Exhibit 4.4

NEW CENTURY BANK

ANTI-DILUTION AGREEMENT

THIS ANTI-DILUTION AGREEMENT (this “Agreement”) is entered into as of ______, 20__ by NEW CENTURY BANK ("Bank”) in favor of ______________________________ (the "Purchaser").

RECITALS

A. Concurrently with the execution of this Agreement, pursuant to a certain contemporaneous Confidential Subscription Agreement (as it may have been amended, the “Subscription Agreement”) the Purchaser is purchasing from the Bank shares (the “Purchased Shares”) of the Bank's voting common stock, par value $1.00 per share (the “Voting Common Stock”) and/or Class B Non-Voting Common Stock (the “Class B Non-Voting Common Stock”) at a price of $____ per Purchased Share (the “Purchase Price”).

B. By this Agreement, the Bank desires to set forth the Bank’s agreements regarding a possible adjustment in the number of Purchased Shares as a result of a Diluting Issuance (as defined below).

NOW, THEREFORE, in consideration of closing on the Subscription Agreement and the parties’ agreement to complete performance under it, and the mutual promises, covenants and conditions hereinafter set forth, and intending to be legally bound hereby, the Bank hereby agrees as follows:

SECTION 1. DEFINITIONS.

As used in this Agreement, the following terms have the following respective meanings:

(a) "Additional Common Shares" means all Common Stock (including reissued shares) Issued (or deemed to be issued pursuant to Section 2) after the date of this Agreement. Additional Common Shares does not include, however, any Common Stock Issued upon conversion of preferred stock outstanding on the date of this Agreement; the Shares; or Common Stock Issued as incentive or in a nonfinancing transaction to employees, officers, directors or consultants to the Bank.

(b) “Common Stock” means Voting Common Stock and Class B Non-Voting Common Stock.

(c) "Convertible Securities" means any evidences of indebtedness, shares of stock or other securities directly or indirectly convertible into or exchangeable for Common Stock or Class B Non-Voting Common Stock.

(d) "Issue" means to grant, issue, sell, assume or fix a record date for determining persons entitled to receive any security (including Options) whichever of the foregoing is the first to occur.

(e) "Option" means any right, option or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

SECTION 2. DEEMED ISSUANCE OF ADDITIONAL COMMON SHARES.

The shares of Common Stock ultimately Issuable upon exercise of an Option (including the shares of Common Stock ultimately Issuable upon conversion or exercise of a Convertible Security Issuable pursuant to an Option) are deemed to be Issued when the Option is Issued. The shares of Common Stock ultimately Issuable upon conversion or exercise of a Convertible Security (other than a Convertible Security Issued pursuant to an Option) shall be deemed Issued upon Issuance of the Convertible Security.

SECTION 3. ADJUSTMENT OF NUMBER PURCHASED SHARES FOR DILUTING ISSUANCES.

3.1 Weighted Average Adjustment. If, at any time on or before June 30, 2010, the Bank Issues (or pursuant to Section 2 is deemed to issue) Additional Common Shares after the date of this Agreement and the consideration per Additional Common Share (determined pursuant to Section 5) (the “New Issue Price”) is less than the Purchase Price (as it may have been deemed adjusted pursuant to this Agreement) (a "Diluting Issuance"), other than with respect to shares issued to (a) the Bank's employees, officer or directors in connection with their employment or retention of services not to exceed the number of Shares reserved in the Bank's existing equity financing plans, or (b) customers or vendors in connection with bona fide business transactions, the Bank shall, concurrently with such Issue, issue to Purchaser, at no additional cost or price to Purchaser, an additional number of shares of Common Stock determined by multiplying the number of Purchased Shares by a fraction:

(I) the numerator of which is the Purchase Price immediately before such Issue, and

(II) the denominator of which is the New Issue Price.

The additional shares of Common Stock to be issued to Purchaser at any time under this Agreement shall be allocated as between Voting Common Stock and Class B Non-Voting Common Stock on whichever of the following bases is applicable:

(i)
If Purchaser did not elect in the Subscription Agreement to be subject to potential restrictions on transfer pursuant to Article VII of the Subscription Agreement, that number of shares of Common Stock to be issued to Purchaser at any time under this Agreement shall include Voting Common Stock to the extent, but only to the extent, that the total number of shares of Voting Common Stock owned and deemed owned by Purchaser (taking into account all shares of Voting Common Stock owned by Purchaser and all shares of Voting Common Stock for which any warrants or options held by the Purchaser after such issuance are exercisable) do not exceed 4.9% of all shares of Voting Common Stock of the Bank then issued and outstanding.

(ii)
If Purchaser elected to be subject to the potential restrictions on transfer pursuant to Article VII of the Subscription Agreement, that number of shares of Common Stock to be issued to Purchaser at any time under this Agreement shall include Voting Common Stock to the extent, but only to the extent, that the total number of shares of Voting Common Stock owned and deemed owned by Purchaser (taking into account all shares of Voting Common Stock owned by Purchaser and all shares of Voting Common Stock for which any warrants or options held by the Purchaser after such issuance are exercisable) do not exceed 9.9% of all shares of Voting Common Stock of the Bank then issued and outstanding.   If, at the time of issuance, Purchaser shall have obtained any prior regulatory approvals for Purchaser to own or be deemed to own 10% or more of the outstanding shares of Voting Common Stock of the Bank, the Bank will issue to the Purchaser such number of shares of Voting Common Stock as shall not exceed the maximum number of shares of Voting Common Stock that the Purchaser is authorized to own pursuant to applicable federal and state change in bank control laws and regulations, taking into account any such approvals.

If, as the result of the application of paragraph (i) or paragraph (ii) of this Section at any time of reference, shares of Voting Common Stock must comprise less than all of the shares of Common Stock to be issued to the Purchaser by the Bank, the balance of any shares of Common Stock to be issued by the Bank shall be issued in the form of Class B Non-Voting Common Stock.

3.2 Adjustment of Number of Purchased Shares and Purchase Price for Subsequent Issues. Upon each issuance of additional shares of Common Stock to Purchaser under this Agreement:  (i) the number of “Purchased Shares” for purposes of this Agreement shall be deemed to be increased by the number of additional shares of Common Stock then being issued to Purchaser, and (ii) the “Purchase Price” shall be deemed reduced to the New Issue Price for the share issuance causing the adjustment.  The number of Purchased Shares and the Purchase Price, determined as adjusted pursuant to this paragraph, shall thereafter be deemed the number of Purchased Shares and the Purchase Price for purposes of applying the provisions of this Agreement upon a subsequent issuance by the Bank of Additional Common Shares.

SECTION 4. NO ADJUSTMENT FOR ISSUANCES FOLLOWING DEEMED ISSUANCES.

No adjustment to the number of Purchased Shares or the Purchase Price shall be made upon the exercise of Options or conversion of Convertible Securities.

SECTION 5. COMPUTATION OF CONSIDERATION.

The consideration received by the Bank for the Issue of any Additional Common Shares shall be computed as follows:

(a) Cash shall be valued at the amount of cash received by the Bank, excluding amounts paid or payable for accrued interest or accrued dividends.

(b) Property, other than cash, shall be computed at the fair market value thereof at the time of the Issue as determined in good faith by the Board of Directors of the Bank.

(c) The consideration for Additional Common Shares Issued together with other property of the Bank for consideration that covers both shall be determined in good faith by the Board of Directors.

(d) The consideration per Additional Common Share for Options and Convertible Securities shall be determined by dividing:

(i) the total amount, if any, received or receivable by the Bank for the Issue of the Options or Convertible Securities, plus the minimum amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Bank upon exercise of the Options or conversion of the Convertible Securities, by

(ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) ultimately Issuable upon the exercise of such Options or the conversion of such Convertible Securities.

SECTION 6. GENERAL.

6.1 Governing Law. This Agreement shall be governed in all respects by the internal laws of the Commonwealth of Pennsylvania, without regard to rules of conflict of laws or choice of law, and by federal law to the extent it pre-empts state law.

6.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Bank, the Purchaser and their respective successors, heirs, personal representatives and permitted assigns, but Purchaser agrees that Purchaser shall not be authorized to assign Purchaser’s rights or delegate Purchaser’s obligations under this Agreement to anyone.

6.3 Entire Agreement. Except as set forth below, this Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

6.4 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first class mail, postage prepaid, certified or registered mail, return receipt requested, addressed (a) if to Purchaser at Purchaser's address as set forth in  the  Subscription Agreement, or at such other address at Purchaser shall have furnished to the Bank in writing, or (b) if to the Bank, at the Bank's address set forth in the Subscription Agreement, or at such other address as the Bank shall have furnished to the Purchaser in writing.

6.5 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

6.6 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.  All words, including defined terms, used in this Agreement will be construed to be of such gender, number, tense or other derivation of the word as the circumstances require.

6.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

SECTION 7. EFFECTIVENESS.

This Agreement shall be deemed to take effect upon, completion of closing and disbursement of Purchaser's subscription proceeds to Bank, on the Purchaser's purchase of the Purchased Shares pursuant to the Subscription Agreement.

IN WITNESS WHEREOF, the Bank has caused the due execution of this Agreement as of the date first set forth above.

Attest: _________________________________ Name: Title:	NEW CENTURY BANK By: ________________________________ Name: Title: